EXHIBIT 99.1

Encore Bancshares, Inc. Receives Preliminary Approval to Participate in U.S. Treasury Capital Purchase Program

HOUSTON, Nov. 13, 2008 (GLOBE NEWSWIRE) -- Encore Bancshares, Inc. (Nasdaq:EBTX) ("Encore") announced today that it has received preliminary approval from the U.S. Department of Treasury to receive additional capital by participating in the Treasury's Capital Purchase Program. As a participant in the program, Encore could issue up to $34 million in senior preferred shares and warrants to purchase Encore common stock in an amount equal to 15% of the senior preferred to the U.S. Treasury. Receipt of the funding is subject to Encore's determination to proceed, acceptance of the terms of the securities purchase agreement and related documents and satisfaction of certain closing conditions.

The preferred stock would carry a 5% coupon for five years and 9% thereafter. In addition, the U.S. Treasury would receive warrants to purchase shares of Encore common stock with an exercise price based on the average of the closing prices of Encore common stock for the 20 trading days ending on the last trading day prior to the date Encore received preliminary approval to participate in the Capital Purchase Program. The warrants would expire in 10 years.

Encore's Tier 1 risk-based capital ratio of 12.58% at September 30, 2008 is well above regulatory requirements for a well-capitalized financial institution. The addition of the new capital would raise this ratio to over 15%.

About Encore Bancshares, Inc.

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A., and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area and six in southwest Florida. Headquartered in Houston and with $1.5 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank's affiliates are not FDIC insured. The Company's common stock is listed on the NASDAQ Global Market under the symbol "EBTX".

The Encore Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4257

Safe Harbor Statement

This press release may include certain forward-looking information about Encore Bancshares that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Risks and uncertainties include, but are not limited to: competitive pressure among financial institutions; our ability to expand and grow our businesses and operations and to realize the cost savings and revenue enhancements expected from such activities; a deterioration of credit quality or a reduced demand for credit; changes in the interest rate environment; the continued service of key management personnel; our ability to attract, motivate and retain key employees; general economic conditions, either nationally, regionally or in the market areas in which we operate; legislative or regulatory developments or changes in laws; changes in the securities markets and other risks that are described from time to time in our 2007 Annual Report on Form 10-K and other reports and documents filed with the Securities and Exchange Commission.

CONTACT:  Encore Bancshares, Inc.
          Andy Creel, Chief Financial Officer
            713.787.3138
          Rhonda Carroll, Corporate Secretary
            713.787.3118
          www.encorebank.com